Free Writing Prospectus Filed Pursuant to Rule 433

To Prospectus dated April 29, 2015

Preliminary Prospectus Supplement dated November 14, 2017

Registration Statement File No. 333-200749

ANTHEM, INC.

Offering of:

$900,000,000 2.500% Notes due 2020 (the “2020 Notes”)

$750,000,000 2.950% Notes due 2022 (the “2022 Notes”)

$850,000,000 3.350% Notes due 2024 (the “2024 Notes”)

$1,600,000,000 3.650% Notes due 2027 (the “2027 Notes”)

$1,400,000,000 4.375% Notes due 2047 (the “2047 Notes”)

(the “Offering”)

Pricing Term Sheet dated

November 14, 2017

The information in this pricing term sheet relates to the Offering and should be read together with the preliminary prospectus supplement dated November 14, 2017 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein and the related base prospectus dated April 29, 2015, filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (Registration Statement File No. 333-200749). Terms used but not defined herein, with respect to the Offering, have the meanings ascribed to them in the Preliminary Prospectus Supplement.

Company	Anthem, Inc., an Indiana corporation

Ratings*	Baa2 / A / BBB (Moody’s / S&P / Fitch)

Pricing Date	November 14, 2017

Trade Date	November 14, 2017

Settlement Date	November 21, 2017 (T+5)

Aggregate Principal Offering Amount	$900,000,000 for the 2020 Notes $750,000,000 for the 2022 Notes $850,000,000 for the 2024 Notes $1,600,000,000 for the 2027 Notes $1,400,000,000 for the 2047 Notes

Maturity Date	November 21, 2020 for the 2020 Notes December 1, 2022 for the 2022 Notes December 1, 2024 for the 2024 Notes December 1, 2027 for the 2027 Notes December 1, 2047 for the 2047 Notes

Coupon (Interest Rate)	2.500% for the 2020 Notes 2.950% for the 2022 Notes 3.350% for the 2024 Notes 3.650% for the 2027 Notes 4.375% for the 2047 Notes

Price to Public (Issue Price)

99.822% of the face amount for the 2020 Notes

99.953% of the face amount for the 2022 Notes

99.968% of the face amount for the 2024 Notes

99.799% of the face amount for the 2027 Notes

99.999% of the face amount for the 2047 Notes

Yield to Maturity	2.562% for the 2020 Notes 2.960% for the 2022 Notes 3.355% for the 2024 Notes 3.674% for the 2027 Notes 4.375% for the 2047 Notes

Spread to Benchmark Treasury	T + 75 basis points for the 2020 Notes T + 90 basis points for the 2022 Notes T + 110 basis points for the 2024 Notes T + 130 basis points for the 2027 Notes T + 155 basis points for the 2047 Notes

Benchmark Treasury

1.750% due November 15, 2020 for the 2020 Notes

2.000% due October 31, 2022 for the 2022 Notes

2.250% due October 31, 2024 for the 2024 Notes

2.250% due November 15, 2027 for the 2027 Notes

2.750% due August 15, 2047 for the 2047 Notes

Benchmark Treasury Price / Yield	99-26 1⁄4 / 1.812% for the 2020 Notes 99-23 / 2.060% for the 2022 Notes 99-31 / 2.255% for the 2024 Notes 98-29 / 2.374% for the 2027 Notes 98-16 / 2.825% for the 2047 Notes

Interest Payment Dates

May 21 and November 21, commencing May 21, 2018 for the 2020 Notes

June 1 and December 1, commencing June 1, 2018 for the 2022 Notes

June 1 and December 1, commencing June 1, 2018 for the 2024 Notes

June 1 and December 1, commencing June 1, 2018 for the 2027 Notes

June 1 and December 1, commencing June 1, 2018 for the 2047 Notes

Optional Redemption Provisions

For the 2020 Notes: make-whole call at Treasury plus 12.5 basis points

For the 2022 Notes: Prior to November 1, 2022 (the date that is one month prior to the maturity date), make-whole call at Treasury rate plus 15.0 basis points; par call at any time on or after November 1, 2022

For the 2024 Notes: Prior to October 1, 2024 (the date that is two months prior to the maturity date), make-whole call at Treasury rate plus 20.0 basis points; par call at any time on or after October 1, 2024

For the 2027 Notes: Prior to September 1, 2027 (the date that is three months prior to the maturity date), make-whole call at Treasury rate plus 20.0 basis points; par call at any time on or after September 1, 2027

For the 2047 Notes: Prior to June 1, 2047 (the date that is six months prior to the maturity date), make-whole call at Treasury rate plus 25.0 basis points; par call at any time on or after June 1, 2047

Denomination	$1,000 and integral multiples of $1,000 in excess thereof

Day Count Convention	30/360

Payment Business Days	New York

CUSIP/ISIN Number

036752 AE3/US036752AE32 for the 2020 Notes

036752 AF0/US036752AF07 for the 2022 Notes

036752 AC7/US036752AC75 for the 2024 Notes

036752 AB9/US036752AB92 for the 2027 Notes

036752 AD5/US036752AD58 for the 2047 Notes

Joint Book-Running Managers

Credit Suisse Securities (USA) LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

UBS Securities LLC

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

Senior Co-Managers

Barclays Capital Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

SMBC Nikko Securities America, Inc.

SunTrust Robinson Humphrey, Inc.

U.S. Bancorp Investments, Inc.

Junior Co-Managers	BNY Mellon Capital Markets, LLC Fifth Third Securities, Inc. HSBC Securities (USA) Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the notes will be made against payment thereof on or about November 21, 2017, which will be the fifth business day following the date of the pricing of the notes (such settlement being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or on the next two succeeding business days will be required, by virtue of the fact that the notes will initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates (File No. 333-200749). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the Offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the Offering will arrange to send you the base prospectus and the Preliminary Prospectus Supplement if you request them by calling Credit Suisse Securities (USA) LLC at 1-800-221-1037, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or UBS Securities LLC at 1-888-827-7275.

This communication should be read in conjunction with the Preliminary Prospectus Supplement and the accompanying base prospectus. The information in this communication supersedes the information in the Preliminary Prospectus Supplement and the accompanying base prospectus to the extent inconsistent with the information in the Preliminary Prospectus Supplement and the accompanying base prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.